Exhibit 4.3

ACCELRYS, INC.

STOCK OPTION AGREEMENT

(AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)

Pursuant to its Amended and Restated 2004 Stock Incentive Plan (the “Plan”), ACCELRYS, INC. (the “Company”), hereby grants to you (the “Participant”) an option to purchase that number of shares of the Company’s Common Stock set forth below (the “Option”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

1.             GOVERNING PLAN DOCUMENT.  Your Option is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Stock Option Agreement.  In the event of any conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2.             DETAILS OF OPTION.  The details of your Option are as follows:

Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Aggregate Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option*

☐ Non-Qualified Stock Option

Exercise Schedule:	☐ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:

3.             EXERCISE.  You may exercise your Option only for whole shares of Common Stock.  In order to exercise your Option, you must submit to the Company: (i) a completed and executed notice of exercise in the form attached hereto as Attachment 2; and (ii) payment via any means permitted by the Plan for that number of shares of Common Stock you are electing to purchase pursuant to your Option.  In the event that your Option is an Incentive Stock Option, by exercising your Option you expressly agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are issued upon exercise of your Option.  Notwithstanding the foregoing, you expressly acknowledge and agree that you may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, but without limiting the generality of the foregoing, you and

*              If this is an Incentive Stock Option, it (plus any other outstanding Incentive Stock Options held by the Participant) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 shall be deemed a Non-Qualified Stock Option.  Please refer to the Plan for additional details.

the Company expressly acknowledge and agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of your Option, the lapse of any substantial risk of forfeiture to which the shares of Common Stock underlying your Option are subject at the time of exercise, or the disposition of shares of Common Stock acquired upon the exercise of your Option.

4.             “EARLY EXERCISE”.  If it is indicated in Section 2 that “early exercise” of your Option is permitted, then you may elect at any time that is both during the period of your full- or part-time employment or service with the Company and during the term of your Option to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that: (i) a partial exercise of your Option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock; (ii) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement, a copy of which will be provided to you at the time you elect to “early exercise” your Option; and (iii) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5.             TERM.  You may not exercise your Option before the commencement of its term or after its term expires.  The term of your Option commences on the Date of Grant indicated in Section 2 and expires upon the earlier of: (i) the Expiration Date set forth in Section 2; or (ii) in the event of the termination of your Continuous Service to the Company, the date provided by the Plan.

6.             NOT A CONTRACT OF EMPLOYMENT.  By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) unless a written employment agreement specifies otherwise, you are an “at will” employee, and nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

7.             TAXES.  By signing this Stock Option Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.  To the extent the Company is required to pay any tax as a result of your receipt or exercise of this Award, you will indemnify the Company for any such payment.

8.             GOVERNING LAW; JURISDICTION AND VENUE.  This Stock Option Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California.  Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Stock Option Agreement may not be enforced in or by such court.

9.             NOTICES.  Any notices to be delivered pursuant to this Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10.          SEVERABILITY.  If one or more provisions of this Stock Option Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Stock Option Agreement and the balance of the Stock Option Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.          BINDING AND ENTIRE AGREEMENT.  The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Stock Option Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

12.          COUNTERPARTS.  This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:

ACCELRYS, INC.

By:

Name:

Title:

PARTICIPANT:

By:

Name:

ATTACHMENT 1

ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

ATTACHMENT 2

NOTICE OF EXERCISE

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA  92121
Attention:  2004 Stock Incentive Plan Administrator

Date of Exercise:

Ladies and Gentlemen:

This letter is intended to inform you of my election pursuant to that certain Stock Option Agreement between me and Accelrys, Inc. (the “Company”) to purchase pursuant to my Option (as defined in the Stock Option Agreement) that number of shares of the Company’s Common Stock indicated below:

Type of option (check one):	Incentive ☐	Non-Qualified ☐

Number of shares as to which Option is exercised:

Total exercise price:	$

Means of payment of exercise price:

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I warrant and represent to the Company that I have no present intention of distributing or selling the Shares, except as permitted under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws.  I further acknowledge that my ability to sell the Shares may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of the Stock Option Agreement and the Plan.

Very truly yours,

By:

Name: